Dror Ortho-Design, Inc. 8-K

Exhibit 3.1

Amended and Restated
Certificate of Incorporation of
Novint Technologies, Inc.

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

Novint Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The present name of the Corporation is Novint Technologies, Inc.

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 2001 (the “Original Certificate of Incorporation”).

3.	The name under which the Corporation was initially incorporated was NOVINT TECHNOLOGIES (DELAWARE), INC.

4.	The Original Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 20, 2007 (the “First Amended and Restated Certificate of Incorporation”)

5.	This Amended and Restated Certificate of Incorporation restates and amends in its entirety the First Amended and Restated Certificate of Incorporation.

6.	This Amended and Restated Certificate of Incorporation has been adopted and approved in accordance with the DGCL.

7.	Pursuant to Section 245 of DGCL, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Original Certificate of Incorporation.

8.	The text of the Original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as forth in EXHIBIT A attached hereto, to be effective at 4:01 p.m., New York time, on August 14, 2023.

In witness whereof, Novint Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Orin Hirschman, a duly authorized officer of the Corporation, on August 14, 2023.

/s/ Orin Hirschman
Orin Hirschman
President

EXHIBIT A

Amended and Restated
Certificate of Incorporation of
Dror Ortho-Design, Inc.

ARTICLE I

The name of the corporation is Dror Ortho-Design, Inc. (the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE IV

The Corporation shall be authorized to issue five hundred and twelve million five hundred thousand (512,500,000) shares of stock, of which five hundred million (500,000,000) shares are designated as common stock, par value $0.0001 per share, and twelve million five hundred thousand (12,500,000) shares are designated as preferred stock, par value $0.0001 per share.

A.	The Board of Directors of the Corporation is hereby authorized to, by any resolution or resolutions duly adopted in accordance with the provisions of the DGCL and the by-laws of the Corporation, authorize the issuance of any or all of the preferred stock in any number of classes or series within such classes and, in the resolution or resolutions authorizing such issuance, to set all terms of such preferred stock of any class or series, including, without limitation:

1.	The designation of such class or series, the number of shares to constitute such class or series, whether the shares shall be of a stated par value or no par value, and the stated value thereof if different from the par value thereof;

2.	The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other class or series of preferred stock;

3.	Whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

4.	The amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

5.	Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other Corporate purposes and the terms and provisions relating to the operation thereof;

6.	Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

7.	The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series of preferred stock or of any other class;

8.	Any other powers, preferences and relative, participating optional and other special rights, and any qualifications, limitations and restrictions, thereof.

B.	The powers, preferences and relative, participating optional and other special rights of each class or series of preferred stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

C.	As required pursuant to Section 1123(a)(6) of Title 11 of the United States Code, all shares of common stock and preferred stock issued and to be issued are and must be voting securities and, as to all common stock and preferred stock, voting power must be appropriately distributed by the Board of Directors of the Corporation on a proportional one-vote-per-share basis.

D.	The Corporation shall not have the power or authority to issue any shares of capital stock without voting power.

ARTICLE V

The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174b of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

ARTICLE VII

The Corporation shall indemnify its officers, directors, employees, and agents to the extent permitted by the DGCL.

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